September 28, 2018

Jon Bortz
Chairman, President and Chief Executive Officer
Pebblebrook Hotel Trust
7315 Wisconsin Avenue, Suite 1100 West
Bethesda, Maryland, 20814

       Re: Pebblebrook Hotel Trust
           Registration Statement on Form S-4
           Filed September 18, 2018
           File No. 333-227405

Dear Mr. Bortz:

       This is to advise you that we have not reviewed and will not review your registration statement.

        Please refer to Rules 460 and 461 regarding requests for acceleration. We remind you that the company and its management are responsible for the accuracy and adequacy of their disclosures, notwithstanding any review, comments, action or absence of action by the staff.

       Please contact Josh Lobert, Staff Attorney, at 202-551-7150 with any questions.



                                                            Sincerely,

                                                            Division of
Corporation Finance
                                                            Office of Real
Estate and
                                                            Commodities